Exhibit 99.1

Merger with Avery Dennison Corporation Approved; Paxar Announces Its Intention to Delist from the NYSE

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--June 14, 2007--The stockholders of Paxar Corporation (NYSE: PXR) approved the Agreement and Plan of Merger among Paxar, Avery Dennison Corporation and Alpha Acquisition Corp., a wholly-owned subsidiary of Avery Dennison, on June 14, 2007. Having received stockholder approval, and all other conditions to the closing of the merger being satisfied, the parties intend to consummate the merger of Alpha Acquisition with and into Paxar on Friday, June 15, 2007. Concurrently with the closing of the merger, Paxar will submit a request to the New York Stock Exchange for withdrawal of the listing of its common stock, effective June 15, 2007.

CONTACT: Paxar Corporation
Bob Stone, 914-697-6804
Vice President & General Counsel

SOURCE: Paxar Corporation